Filed Pursuant to Rule 433

Free Writing Prospectus dated April 23, 2026

Relating to Preliminary Prospectus dated April 3, 2026

Registration Statement File No. 333-294887

Auddia Inc.

This free writing prospectus relates to the proposed public offering of securities of Auddia Inc. The securities are being registered on a Registration Statement on Form S-1 (File No. 333-294887). This free writing prospectus should be read together with the preliminary prospectus dated April 3, 2026.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Alternatively, the Company, any placement agent or any dealer participating in the offering will arrange to send you a prospectus if you request it from Dawson James Securities, Inc., 101 North Federal Highway, Suite 600, Boca Raton, FL 33432, or by telephone at (361) 391-5555.

NASDAQ: AUUD $12M S - 1 Offering to Fund Transformational Merger

AUUD Overview Deck NASDAQ AUUD Disclaimer The information in this material is provided for general information purposes only and does not consider the investment objectives, financial situation and particular needs of any individual or entity. This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about our current expectations about future results, performance, prospects and opportunities of Auddia Inc. (“Auddia” or the “Company”). Statements that are not historical facts, such as "anticipates," "believes" and "expects" or similar expressions, are forward - looking statements. These forward - looking statements are based on the current plans and expectations of management and are subject to several uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. These and other risks and uncertainties are discussed more fully in our filings with the Securities and Exchange Commission. Readers are encouraged to review the section titled "Risk Factors" in the Company's Annual Report on Form 10 - K for the year ended December 31, 2025, as well as other disclosures contained in the Annual Report and subsequent filings made with the Securities and Exchange Commission. Forward - looking statements contained in this announcement are made as of this date and the Company undertakes no obligation to publicly update or revise any forward - looking statements, whether because of new information, future events or otherwise. Unless otherwise indicated, information contained in this presentation concerning Auddia’s industry and markets in which it operates, including its general expectations and market opportunity and market size, is based upon information from various sources, including independent industry publications in presenting information. Auddia makes no representations as to the accuracy, timeliness, suitability, completeness, or relevance of any information prepared by any unaffiliated third party and takes no responsibility, therefore. The data presented herein were obtained from various third - party sources. While we believe the data to be reliable, no representation is made as to, and no responsibility, warranty or liability is accepted for the accuracy or completeness of such information. Auddia has also made assumptions based upon such data and other similar sources, and on Auddia’s knowledge of and its experience to date in the markets for its product candidates. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. The industry in which Auddia operates is subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by Auddia. This presentation uses Auddia’s trademarks and trade names such as “faidr” and “Vodacast." This presentation also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this presentation appear without ® and symbols, but those references, are not intended to indicate that Auddia will not assert to the fullest extent under applicable law, its rights, or that the applicable owner will not assert its rights to these trademarks and trade names. Auddia does not intend to use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of Auddia by any other companies.

AUUD Overview Deck NASDAQ AUUD $12M Common + Warrant • Expect to price at discount to market • 5 - year warrant with early expiration at merger close • Company with ability to lower strike to induce conversion & increase capital • Warrant structured to support merger closing • Use of proceeds to close merger Derisk Closing of the McCarthy Finney (MCFN) Merger • Merger transforms AUUD into multi - subsidiary AI platform with internal $250M DCF valuation • AUUD with current market cap of $2.5M • Financing enhances merger certainty & potential rerate to MCFN valuation Compressed Float + Discounted Entry + Warrant Leverage • Nasdaq minimum ~500,000 share float • Discounted entry point • Warrant leverage with MCFN alignment on conversion for potentially asymmetric upside Short Duration, Catalyst Rich Opportunity • Near term S - 4 filing that discloses forward projections and fairness opinion • Multiple PR catalysts to support MCFN positioning and subsidiary valuations • February 18 PR announcing merger agreement signing traded $140M indicating history of liquidity S - 1 Financing | Structure

AUUD Overview Deck NASDAQ AUUD MCCARTHY FINNEY MCFN Delivering AI & web3 efficiencies to portfolio companies HAL FINNEY JOHN MCCARTHY THE FATHER OF ARTIFICIAL INTELLIGENCE THE FATHER OF DIGITAL CURRENCY

AUUD Overview Deck NASDAQ AUUD MERGER OVERVIEW Transaction NASDAQ MCFN AI Support DISCOUNTED AI DATA CENTER ACCESS THROUGH LT350 AI ENGINEERING FOR MODEL TRAINING & DEVELOPMENT AI UTILIZATION TO OPTIMIZE OPERATIONAL EFFICIENCIES DISTRIBUTED AI DATA CENTERS AI DRIVEN VALUE BASED CARE AGENTIC AI FLIGHT REBOOKING AI DRIVEN MUSIC DISCOVERY Web3 Support BLOCKCHAIN DEPLOYMENT TO OPTIMIZE OPERATIONS TOKEN UTILIZATION TO EMPOWER VALUE DRIVERS DAO TO DIRECTLY CONNECT CUSTOMER AND PROVIDER

Summary Overview

7 © 2022 LT350, LLC The L350 Advantage… Fast, Flexible, Economically Superior • Designed to deploy in weeks, not years • Lower cost structure than traditional datacenters • Ideal for inference, data exchange, model distribution • Strategic fit for AV, enterprise AI, and real - time systems How It Works… Modular, Power - Sovereign Architecture • Solar + battery integrated cartridges • GPU , memory, and future cartridges • Liquid cooling + edge networking • Ability to s cale linearly with demand Why It Matters… AI Is Moving to the Edge • Inference requires low latency • Power constraints slowing datacenter builds • Locality needed for AV, robotics, logistics • Grid - independent architecture accelerates scale What It Is… Distributed AI Infrastructure Node • GPU - dense inference • Modular canopy + cartridges • Deploys in airspace of existing parking lots • No land acquisition or long permitting Distributed AI Data Centers in Parking Lot Airspace

The LT350 PowerCanopy


Step Up/Down Transformer
Emergency Telecom
*Battery Storage
*Smart Solar Inverter
*Distributed Data Center
Drone Delivery & Pickup
Thermal Storage
Integrated Lockers
Cartridge Installation
*EV Charging
2nd Use Tesla Battery Storage
*Grid Edge Technology
Drone Charging

*Phase 1 Cartridges

One Canopy.
Multiple Revenue Streams.
Higher Margins.

Infrastructure costs for one canopy are distributed across multiple revenue streams enabled by various modular cartridges resulting in higher margins for each revenue stream.

© 2022 LT350, LLC

8

Public Comparables

CoreWeave (CRWV)
Closest comp
Distributed GPU cloud

Applied Digital (APLD)
Modular datacenters
GPU hosting

Iris Energy (IREN)
Modular compute
Power Infrastructure

Vertiv (VRT)
Power
GPU thermal management

Equinix (EQIX)
Distributed datacenters
Edge compute

LT350 sits at the intersection of GPU cloud (CoreWeave/APLD), modular distributed compute (IREN/EQIX), and AI grade power + thermal infrastructure (VRT)

© 2022 LT350, LLC
9

© Copyright 2023 Influence Healthcare. All Rights Reserved. Confidential Summary Overview

11 © Copyright 2023 Influence Healthcare. All Rights Reserved. Confidential Footer Keys to Success Physician engagement Vertical integration Value Based Contracts (VBCs) THE VALUE BASED ENTERPRISE (VBE) Influence Healthcare creates VBEs that take advantage of new regulations within the healthcare system to accelerate VBC Influence Healthcare VBEs reduce costs and improve healthcare delivery for patients and providers INFLUENCE HEALTHCARE’S SOLUTION 11 © Copyright 2023 Influence Healthcare. All Rights Reserved. Confidential

12 © Copyright 2023 Influence Healthcare. All Rights Reserved. Confidential EMPOWERING VALUE DRIVERS STANDARD VBC INFLUENCE HEALTHCARE VBC Hospital Implants Imaging Cost Hospital Implants Imaging Profit Cost Influence Healthcare maximizes profitability by eliminating layered profits Profit shared with surgeons VERTICAL INTEGRATION ELIMINATES PROFIT FROM EACH COST CENTER VBC profits are shared with surgeons based on achieving quality metrics for each case Market share gains secured by being the most cost - effective and high - quality network

13 © Copyright 2023 Influence Healthcare. All Rights Reserved. Confidential PUBLIC COMPARABLES Value Based Care Enablers Business Model Comps agilon health ( AGL ) Evolent Health ( EVH ) Privia Health ( PRVA ) Alignment Healthcare ( ALHC ) Specialty Care & ASC Platforms Economic Comps Surgery Partners ( SGRY ) Tenet Healthcare ( THC ) HCA Healthcare ( HCA ) Tech Enabled Healthcare Operational Comps Health Catalyst ( HCAT ) Doximity ( DOCS ) Pro Medicus ( PMCUF ) Influence Healthcare at the intersection of VBC enablement, specialty care vertical integration, and AI - enabled clinical operations

AI First Digital Travel Platform Summary Overview

15 © 2024. Voyex , LLC. All Rights Reserved. THE PROBLEM *Source: TMNT © 2024. Voyex, LLC. All Rights Reserved. Flight irregularities (cancellations, delays, rebookings) are the primary pain point with air travelers Online Travel Agencies (OTAs), Travel Management Companies (TMCs) and travel agents are effective with initial bookings, but don’t have a streamlined solution for rebookings 10M Domestic and international flights (U.S., 2023) 22% Delayed 83% Avg. Capacity on flights (limited rebooking availability) 15 Rebooking is a tremendously chaotic & stressful race for a limited number of available commercial airline seats 1.5% Cancelled

FLIGHTFIX

FlightFix is a digital travel assistant that uses an Agentic AI tech stack to:

01 Anticipate delays and cancellations

02 Provide new flight options (commercial & private)

03 Execute on cancellations & rebookings **across different airlines** & private jet options automatically

04 Manage & settle refunds, credits, and new bookings

With Fully Integrated Fintech Financial Clearing House

To automate settlement of **refunds, credits, and rebookings**

Private Jet Integration

- Fully integrated within FlightFix, we offer **private jet seats** as an adjunct to commercial booking/rebookings
- By negotiating rates with charter services & securing airline subsidies, FlightFix can offer private jet rates comparable to commercial fares



© 2024. Voyex, LLC. All Rights Reserved.

16

NASDAQ: AUUD Summary Overview

AUUD Overview Deck NASDAQ AUUD The Auddia Ecosystem Delivers innovative new music discovery for listeners while giving artists and labels access to real mainstream audiences from the airwaves. ARTISTS & LABELS PAY FOR GUARANTEED REACH AND MONETIZATION TOOLS Replacing Ad Breaks With New Artist Discovery and Personalization By replacing ad breaks with new music on faidr and other integrated streaming platforms , we give radio streamers a fully personalized experience, allowing them to like, dislike, follow and support artists. Scalable Revenue from Artist/Label Subscriptions Artists and labels pay subscriptions to upload tracks, grow their fanbase, and sell music, merchandise, and tickets. Guaranteed Airplay with Actionable analytics The Discovr Radio platform provides artists with guaranteed plays across top AM/FM radio station brands and actionable/valuable analytics. Our Business Model Auddia leverages new artist analytics against mainstream radio listeners to identify trending talent. First Distribution Platform with Integrated Indy Label Capability

AUUD Overview Deck NASDAQ AUUD Discounted entry Warrant leverage Compressed float Proven liquidity in name De - risked merger path Favorable forward - looking valuation based on internal DCF Near term liquidity Positioned ahead of transformational transaction Opportunity Highlights | Clear High - Velocity Return Profile

AUUD Overview Deck NASDAQ AUUD • NASDAQ: AUUD • Share Price: $3.87 (4/22/26) • Shares Outstanding: ~ 500K • Cash: $3.2M (12/31/25) • Market Cap: $1.9M (4/22/26) SUMMARY| AUUD to MCFN Transformation AUUD transforms from a single asset audio company into MCFN, a diversified, AI - native holding company with four high - growth subsidiaries, shared AI/Web3 infrastructure, and a clear path to institutional scale Today Transforms Into • NASDAQ: MCFN • Share Price: TBD • Shares Outstanding: TBD • Cash: $12M min @ closing • Internal DCF Valuation: $250M

Jeff Thramann Auddia jeff@thramann.com 303.995.3036 Adam Selkin Special Equities Group selkin@theseg.com 914.772.6229 THANK YOU